Exhibit 99.1

Mirati Therapeutics Appoints David Meek as Chief Executive Officer

Charles M. Baum, M.D., Ph.D to Continue in New Role of President, Founder and Head of Research and Development

SAN DIEGO – September 20, 2021 – Mirati Therapeutics, Inc. (NASDAQ: MRTX), a clinical-stage targeted oncology company, today announced the appointment of David Meek as Chief Executive Officer (CEO), effective immediately. Mr. Meek will also join the Company’s Board of Directors. Charles M. Baum, M.D., Ph.D. will continue to lead the research and development (R&D) organization as president, founder and head of R&D. Dr. Baum will remain on the Company’s Board of Directors.

Mr. Meek has over thirty years of industry experience, where he held various global executive leadership positions in large pharmaceutical and commercial-stage biotechnology companies focused on oncology, including as CEO of Ipsen, a leading global biopharmaceutical company.

“I have had the privilege to lead Mirati over the last nine years as we develop a portfolio of breakthrough targeted oncology therapies, including adagrasib, our novel KRASG12C inhibitor, for which we are on track to submit a New Drug Application to the U.S. Food and Drug Administration in the fourth quarter of 2021,” said Dr. Baum. “David brings broad global oncology experience and a proven track record in leading successful, high-performing commercial-stage companies. I am confident in David’s abilities to lead Mirati through its next chapter as we bring adagrasib, sitravatinib and other novel oncology therapeutics to patients.”

“I am honored to lead Mirati and work alongside the incredibly talented people of this great company to build on what has been accomplished,” said Mr. Meek. “Chuck has effectively led Mirati with an unrivaled passion for the science, people and most importantly, the patients. With his new appointment, we ensure the continuation of the scientific leadership and patient-centric culture that have made the company successful thus far.”

Mr. Meek added, “Mirati has an unprecedented opportunity as we transition from developing targeted treatments that transform the way cancer is treated, to also delivering them to meaningfully impact the lives of patients living with cancer. Our end-to-end innovative oncology portfolio includes two late-stage clinical assets, adagrasib and sitravatinib, and a promising discovery pipeline, which includes Mirati’s synthetic lethal PRMT5 inhibitor, MRTX1719, with an IND submission in the fourth quarter of this year.”

David Meek most recently served as president, CEO and board member of FerGene focused on developing an innovative gene therapy for bladder cancer. During his tenure as CEO at Ipsen, Mr. Meek led the transformation of the company into a high-growth and leading global biopharmaceutical organization through the expansion of the oncology portfolio in the U.S. and Europe, and growing the R&D portfolio through internal and external innovation.

Mr. Meek’s prior leadership roles include serving as executive vice president and president of oncology at Baxalta from 2014 to 2016, until its acquisition by Shire plc. He was also chief commercial officer of Endocyte from 2012 to 2014. Prior to that, Mr. Meek served in various executive leadership roles at Novartis Pharma and Novartis Oncology after beginning his career at Johnson & Johnson and Janssen from 1989 to 2004. He holds a Bachelor of Arts from the University of Cincinnati.

Mr. Meek has also served on the boards of Pharmaceutical Research and Manufacturers of America (PhRMA), European Federation of Pharmaceutical Industries and Associations (EFPIA), and currently serves on the boards of uniQure N.V., Entasis Therapeutics Holdings Inc. and Stargazer Pharmaceuticals.

About Mirati Therapeutics, Inc.

Mirati Therapeutics, Inc. is a clinical-stage biotechnology company whose mission is to discover, design and deliver breakthrough therapies to transform the lives of patients with cancer and their loved ones. The company is relentlessly focused on bringing forward therapies that address areas of high unmet need, including lung cancer, and advancing a pipeline of novel therapeutics targeting the genetic and immunological drivers of cancer. Mirati is using its scientific expertise to develop novel solutions in two registration-enabling programs: adagrasib (MRTX849), an investigational small molecule, potent and selective KRASG12C inhibitor, as monotherapy and in combination with other agents, and sitravatinib, an investigational spectrum-selective inhibitor of receptor tyrosine kinases in combination with checkpoint inhibitor therapies. Mirati is also advancing its differentiated preclinical portfolio, including MRTX1133, an investigational KRASG12D inhibitor, MRTX1719, an investigational PRMT5 inhibitor, and other oncology discovery programs. Unified for patients, Mirati’s vision is to unlock the science behind the promise of a life beyond cancer.

For more information about Mirati Therapeutics, Inc., visit us at Mirati.com or follow us on Twitter and LinkedIn.

Forward Looking Statements

This press release contains forward-looking statements regarding the business of Mirati Therapeutics, Inc. (“Mirati”). Any statement describing Mirati’s goals, expectations, financial or other projections, intentions or beliefs, development plans and the commercial potential of Mirati’s drug development pipeline, including without limitation adagrasib (MRTX849), sitravatinib, MRTX1719 and MRTX1133, is a forward-looking statement and should be considered an at-risk statement. Such statements are subject to risks and uncertainties, particularly those challenges inherent in the process of discovering, developing and commercialization of new drug products that are safe and effective for use as human therapeutics, and in the endeavor of building a business around such drugs.

Mirati’s forward-looking statements also involve assumptions that, if they never materialize or prove correct, could cause its results to differ materially from those expressed or implied by such forward-looking statements. Although Mirati’s forward-looking statements reflect the good faith judgment of its management, these statements are based only on facts and factors currently known by Mirati. As a result, you are cautioned not to rely on these forward-looking statements. These and other risks concerning Mirati’s programs are described in additional detail in Mirati’s quarterly reports on Form 10-Q and annual reports on Form 10-K, which are on file with the U.S. Securities and Exchange Commission (the “SEC”) available at the SEC’s Internet site (www.sec.gov).These forward-looking statements are made as of the date of this press release, and Mirati assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements, except as required by law.

Mirati Contacts

Investor Relations: Temre Johnson | 858-332-3562 | ir@mirati.com

Media Relations: Priyanka Shah | 908-447-6134 | media@mirati.com